Exhibit 99.3
LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)


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

                                                         Three Months Ended


                                                                                            Percentage of
                                                      May 31           May 31 2001          Dollar Change
                                                      2002                                    Inc/(Dec)
                                                 ----------------      ---------------     -------------------


Revenues:
   Principal transactions                                   $627                $984
   Investment banking                                        465                 565
   Commissions                                               332                 295
   Interest and dividends                                  2,910               4,433
   Other                                                      13                   7
                                                 ----------------     ---------------
      Total revenues                                       4,347               6,284
   Interest expense                                        2,684               4,262
                                                 ----------------     ---------------
      Net revenues                                         1,663               2,022                  (18%)
                                                 ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                                 848               1,032
   Technology and communications                             142                 134
   Brokerage and clearance fees                               76                  73
   Occupancy                                                  71                  44
   Business development                                       40                  54
   Professional fees                                          34                  41
   Other                                                      16                  19
                                                 ----------------     ---------------
      Total non-interest expenses                          1,227               1,397                  (12%)
Income before taxes and dividends on trust
preferred securities                                         436                 625
   Provision for income taxes                                126                 181
   Dividends on trust preferred securities                    14                  14
                                                 ----------------     ---------------
Net income                                                  $296                $430                  (31%)
                                                 ================     ===============
   Preferred stock dividends                                  11                  61
Net income applicable to common stock                       $285                $369                  (23%)
                                                 ================     ===============

Earnings per common share
   Basic                                                   $1.16               $1.51
                                                 ================     ===============
   Diluted                                                 $1.08               $1.38
                                                 ================     ===============



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